Charline Von Heyl
(b. 1960)



The Artwork became Charline von Heyl's auction record when it was previously sold at Sotheby's in 2022, a testament to its commercial desirability.

INVESTMENT THESIS

Initial Offering Price
$403,000

Offering Circular
sec.gov

Similar Sales | Record Price



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Price Appreciation of Similar Works
22.9%

Sharpe Ratio (1995-2021) watch video

Charline Von Heyl	Not enough data
S&P 500	0.56

35% Progress

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Charline Von Heyl
(b. 1960)

Why we like this offering

1. The Artwork is a compelling example of Charline von Heyl's intuitive abstract painting practice, which draws inspiration from her interest in art history, design, and popular culture, among other personal influences.
2. Auction results for artworks similar in scale and period are led by the Artwork, which previously sold at Sotheby's for $534,318 in October 2022, *Dodo* (2005), which sold for $444,500 at Sotheby's in November 2023, and *As Is* (2002), which sold for $381,000 at Sotheby's in November 2023.
3. The Artwork was created the year after Charline von Heyl's first U.S. museum presentation at the Dallas Museum of Art while she lived full-time in New York City.
4. Although still relatively new to the secondary market, von Heyl's market has shown great promise with a total annual auction turnover that increased from $0 in 2021 to over $1 million in 2023.
5. Charline von Heyl is represented by Petzel Gallery. She has been the subject of numerous international solo exhibitions at prestigious institutions, including the Hirshhorn Museum and Sculpture Garden in Washington D.C., the Museum Dhondt-Dhaenens in Belgium, the Tate Liverpool in the United Kingdom, the Kunsthalle Nurnberg in Germany, and Le Consortium in Dijon, France.
6. Her works are held in the permanent collections of the Musee d'Art Moderne de la Ville de Paris, the Tate Modern in London, the Museum of Contemporary Art in Los Angeles, the Hammer in Los Angeles, the Museum of Modern Art in New York, the Solomon R. Guggenheim Museum in New York

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2023 Total Auction Sales	2023 Auction Lots Sold	All Time Record Price
$1,042,800	4	$428,210

Turnover by Year


841.5K
631.1K
420.7K
210.4K
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Lots Auctioned

Sold Unsold


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Initial Offering Price **$403,000**

Offering Circular sec.gov/edgar

Painting





About Charline Von Heyl

Charline von Heyl (b. 1960, Germany) is a leading figure in the revival of abstract painting in contemporary art. She is associated with a generation of predominantly women abstract painters who rejected the trending belief that painting was obsolete in the digital age, alongside artists like Jacqueline Humphries, Laura Owens, and Amy Sillman. Her inclusion in the 2014 Whitney Biennial solidified her importance in the international contemporary art world., and in 2022, eight of her paintings were prominently featured in the 59th Venice Biennale's acclaimed central pavilion exhibition, The Milk of Dreams.

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CHARLINE VON HEYL

b. 1960, GERMANY



$403,000

INITIAL OFFERING

22.9%

ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]

32.9%

RECORD PRICE APPRECIATION[3]

Acrylic on canvas | 88 × 82 in.

Von Heyl is a leading figure in the revival of abstract painting in contemporary art. In the 1980s, she studied painting in Düsseldorf and Hamburg, where she met artists like Albert Oehlen.

The Artwork is a compelling example of Charline von Heyl's intuitive abstract painting practice, which draws inspiration from her interest in art history, design, and popular culture, among other personal influences. Charline von Heyl layers gestural and representational brushstrokes in shades of solid, iridescent, or interference paints to create complex abstract compositions, which she then often sands down to flatten the surface of the work. Charline von Heyl inscribed the reverse of the Artwork with the song title "Waltz in the Branches" by Alizbar and Ann'Sanat released in 1999. The Artwork was created the year after Charline von Heyl's first U.S. museum presentation at the Dallas Museum of Art while she lived full-time in New York City. The Artwork became Charline von Heyl's auction record when it was previously sold at Sotheby's in 2022, a testament to its commercial desirability. The Artwork is a large, nearly-square abstract composition in rich shades of brown, yellow, and green. The brushstrokes range in thickness and opacity, which reveal the complex, interconnected layers of Charline von Heyl's painting process. Auction for artworks similar in scale and period are led by the Artwork, which previously sold at Sotheby's London for $534,318 (£478,800) on October 14, 2022, Dodo (2005), which sold for $444,500 at Sotheby's New York on November 16, 2023, and As Is (2002), which sold for $381,000 at Sotheby's New York on November 16, 2023.

Charline von Heyl is represented by Petzel Gallery. She has been the subject of numerous international solo exhibitions at prestigious institutions, including the Hirshhorn Museum and Sculpture Garden in Washington D.C., the Museum Dhondt-Dhaenens in Belgium, the Tate Liverpool in the United Kingdom, the Kunsthalle Nurnberg in Germany, and Le Consortium in Dijon, France. Her works are also held in the permanent collections of the Musee d'Art Moderne de la Ville de Paris, the Tate Modern in London, the Museum of Contemporary Art in Los Angeles, the Hammer in Los Angeles, the Museum of Modern Art in New York, the Solomon R. Guggenheim Museum in New York, the Institute of Contemporary Art in Boston, the Walker Art Center in Minneapolis, and the San Francisco Museum of Modern Art, among many others. Although still relatively new to the secondary market, von Heyl's paintings have shown great promise with a total annual auction turnover that increased from $0 in 2021 to over $1 million in 2023. Her auction records are currently led by Untitled (2006), which sold for $534,318 (£478,800) at Sotheby's London on October 14, 2022, Dodo (2005), which sold for $444,500 at Sotheby's New York on November 16, 2023, and As Is (2002), which sold for $381,000 at Sotheby's New York on November 16, 2023.

HER AUCTION RECORDS ARE CURRENTLY LED BY UNTITLED (2006), WHICH SOLD FOR $534,318 (£478,800) AT SOTHEBY'S LONDON ON OCTOBER 14, 2022, DODO (2005), WHICH SOLD FOR $444,500 AT SOTHEBY'S NEW YORK ON NOVEMBER 16, 2023, AND AS IS (2002), WHICH SOLD FOR $381,000 AT SOTHEBY'S NEW YORK ON NOVEMBER 16, 2023.

AUCTION RESULTS FOR SIMILAR WORKS[1,2]


$534,318
$444,500
$381,000
$231,250
$127,360
$130,000
$122,350
$56,250
$68,750
1/1/2014
1/1/2016
1/1/2018
1/1/2020
1/1/2022
Implied Historical Growth

Charline von Heyl (b. 1960, Mainz, Germany) is a leading figure in the revival of abstract painting in contemporary art. In the 1980s, she studied painting in Düsseldorf and Hamburg, where she met artists like Albert Oehlen. She also actively participated in Cologne's internationally respected art scene with the support of Christian Nagel Gallery before moving to New York in 1994 to show with Gisela Capitain Gallery and then Petzel Gallery. Von Heyl quickly became associated with an emerging generation of predominantly women abstract painters who rejected the trending belief that painting was obsolete in the digital age, alongside artists like Jacqueline Humphries, Laura Owens, and Amy Sillman. In 1997, she married fellow experimental artist Christopher Wool. In 2005, she held her first U.S. museum exhibition at the Dallas Museum of Art. Le Consortium in Dijon, France, then mounted her first major museum survey in 2009, followed by the Institute of Contemporary Art in Philadelphia in 2011. Her inclusion in the 2014 Whitney Biennial solidified her importance in the international contemporary art world. In 2022, eight of her paintings, created in collaboration with Jeffrianne Young and cellist Matt Haimovitz's The Primavera Project, were prominently featured in the 59th Venice Biennale's acclaimed central pavilion exhibition, The Milk of Dreams. Von Heyl currently lives and works between New York City and Marfa, Texas.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Charline von Heyl with the following criteria: Works on canvas created between 2000 and 2010 that measure over 50 inches by 50 inches. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 22.9% CAGR implied from selected sales occurring from September 27, 2013, to November 16, 2023.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Charline von Heyl have a record price compound annual growth rate ("CAGR") of 32.9% from March 14, 2009 to December 31, 2023. This calculation is based on (i) a record price of $6,323 on March 14, 2009, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $428,210, the most recent record price as of December 31, 2023, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.